Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2023, by and between SmartKem Inc., a Delaware corporation (the “Company”), and Barbra Keck (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been serving as the Chief Financial Officer of the Company effective as of December 14, 2022 (the “Effective Time”); and

WHEREAS, the Company and the Executive wish to enter into this Agreement to set forth the terms and conditions of the Executive’s employment;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, and for good and valuable consideration the receipt of which is hereby acknowledged by the parties hereto, and to provide the inducements set forth above, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment.  Effective as of the Effective Time, the Executive has been employed as the Chief Financial Officer of the Company in accordance with the terms and conditions set forth herein.

2.Position and Duties.

2.1Position.  During the Term (as defined below), Executive will be employed on a full-time basis as Chief Financial Officer of the Company and shall have the duties and responsibilities assigned by the Company from time to time consistent with that position.  Executive shall perform faithfully and diligently all duties assigned to Executive by the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; provided, that the duties assigned to Executive are consistent with the position of an executive.

2.2Best Efforts/Full-time.  Executive shall expend Executive’s best efforts on behalf of the Company, and shall abide by all policies of the Company applicable to Executive and all decisions made by the Company.  Executive shall act in the best interest of the Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company and SmartKem Limited, the sole stockholder of the Company (“SmartKem”); provided, that nothing herein shall preclude Executive (a) from managing Executive’s and her family’s personal affairs, (b) (i) from serving on the boards of directors of other for-profit companies that Executive is serving on the board of as the Effective Date and such arrangements have been previously disclosed to the Board, or (ii) from engaging in charitable activities, including serving on the boards of directors of non-profit organizations that such Executive is engaging in or serving on the boards of as of the Effective Date and such arrangements have been previously disclosed to the Board or (c) subject to prior approval by the Board, which may be given or withheld in its sole discretion, (i) from serving on the boards of directors of other for-profit companies, or (ii) from engaging in charitable activities, including serving on the boards of directors of non-profit organizations, as long as such activities in clauses (a), (b) and (c) individually or in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Company).

2.3Other Positions.  If requested by the Company, Executive shall serve as a director, manager or officer of the Company or any Affiliate (as defined below) of the Company for no additional compensation.  For purposes of this Agreement, (i) “Affiliate” means, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, and (ii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

2.4Compliance with Company Policies.  Executive shall be in conformance and comply with all Company policies, rules and regulations governing benefits and the conduct of their respective employees, now in effect, or as subsequently adopted or amended.

2.5Work Location.  Executive’s services shall be performed principally remotely.  However, Executive may be required by her job responsibilities to travel on Company business from time to time and Executive agrees to do so. During Executive’s employment with the Company, Executive is responsible for obtaining and maintaining in force all required permits and authorizations to work lawfully in the United States.

3.Term.  The employment relationship pursuant to this Agreement shall be for a term commencing at the Effective Time and continuing for a term of three (3) years from the Effective Time, until terminated in accordance with Section 7 below.  The term of employment shall thereafter be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party, at least sixty (60) days prior to the expiration of the original term or any extended term, shall give written notice to the other of its intention not to renew such employment term.  The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Term.” It is understood and agreed that, for purposes of this Agreement, the non-renewal of this Agreement by Executive shall be deemed to be a resignation by the Executive without “Good Reason” (as defined in Section 7.4 hereof) and shall not be deemed to be a termination of Executive’s employment hereunder by the Company without “Cause” (as defined in Section 7.1 hereof).

4.Compensation.

4.1Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive a salary at the annualized rate of $300,000 (the “Salary”), payable in substantially equal installments in accordance with the Company’s normal payroll practices as in effect from time to time.  The Company shall deduct from each such installment all payroll taxes and other amounts required or permitted to be deducted or withheld under applicable law or under any employee benefit plan or program in which Executive participates.  The Company shall adjust the Base Salary upwards to $350,000 on an annualized basis when it is in a reasonable position to do so as determined by the Company

Board of Directors (“Board”) in its sole and unreviewable discretion, and at the latest immediately upon the Company’s Common Stock being listed on either The Nasdaq Stock Market or the NYSE American Exchange.

4.2Annual Target Bonus.  In addition to the Salary, Executive shall be eligible for an annual discretionary bonus with a maximum bonus opportunity equal to 40% of the Salary (the “Annual Bonus”) for each calendar year ending during the Term, as determined by performance targets which shall be set by the Board in consultation with Executive. Any Annual Bonus for a calendar year, to the extent earned, shall be paid in a lump sum at a time established by the Board in its sole and absolute discretion, but in no event later than March 15th of the year following the year during which such Annual Bonus relates.  Provided that Executive works through the end of the calendar year and meets the performance targets for that calendar year, Executive will be deemed to have earned the Annual Bonus for that calendar year. Executive will be paid the Annual Bonus at the same time as the Annual Bonus is paid out to other employees, even if Executive is not actively employed by the Company at the time of such payment.

4.3Option Grant. Subject to the approval of the Board, as soon as reasonably practicable following the date hereof, the Company will recommend a grant to Executive of an option to purchase up to 450,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).  The exercise price per share of the Option will be $2.00 (but in no event less than the fair market value per share on the date of grant). The Option will be subject to the terms and conditions of the Plan and the applicable stock option grant agreement.  Executive will vest in 33.3% of the Option shares after 12 months of continuous service commencing on the Effective Time, and the balance will vest in equal monthly installments over the next 24 months of continuous service thereafter, as described in the applicable stock option grant agreement. The Option will vest in full upon a change in control, as defined in the Plan. During the Term, subject to the terms and conditions established within the Plan or any successor equity compensation plan as may be in place from time to time and separate award agreements, Executive also shall be eligible to receive from time to time additional stock options, stock unit awards, performance shares, performance units, incentive bonus awards, other cash-based awards and/or other stock-based awards (as permitted by the Plan), in amounts, if any, to be approved by the Board in its discretion.

5.Benefits.

5.1Employee Benefits.  Executive will be eligible for all welfare and retirement benefits generally available to executives of the Company, in effect from time to time, subject to the terms and conditions of the Company’s benefit plan documents.  Executive acknowledges that she currently has health insurance coverage through her spouse. If at any time during the term of this Employment Agreement, Executive loses her health insurance coverage through her spouse, then the Company agrees to provide health insurance coverage for Executive under the terms of this Section 5.1.  Unless and until the Company contracts for a health insurance plan for the Company, the Company shall maintain an individual health reimbursement arrangement in accordance with the requirements under the Department of Treasury Regulations 45 CFR Parts 144, 146, 147 and 155 (and any other applicable legal requirements). The Company reserves the right to change or eliminate employee benefits or change contribution levels, at any time and from time to time.

5.2Paid Time Off.  Executive shall be entitled to paid vacation, holidays, personal days and sick leave in accordance with the policies, programs and practices of the Company in effect from time to time.  Such vacation shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder. Executive will be entitled to four weeks of paid time off per year, which amount may be increased in accordance with the policies, programs and practices of the Company in effect from time to time, but which amount shall not be decreased without the Executive’s consent.

6.Business Expenses.  Executive will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies and procedures.

7.Termination of Executive’s Employment.

7.1Termination for Cause by the Company.  Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment at any time for Cause.  For purposes of this Agreement, “Cause” is defined as:

(a)Executive’s conduct constituting misconduct in connection with the performance of her duties, including, without limitation, fraud, theft, embezzlement, deceit or dishonesty, or wrongful appropriation for personal use or benefit of any property;

(b)Executive’s commission of any felony or other crime involving dishonesty or moral turpitude;

(c)Executive’s failure to perform the Executive’s duties and responsibilities to the Company, SmartKem or any of their Affiliates (other than due to a Disability), disregard of or refusal to perform any lawful direction of the Board, or willful or material violation of the Company’s policies or procedures, in each case which (if curable) is not cured within a period of fifteen (15) days following written notice thereof from the Company or Board;

(d)Executive’s breach of this Agreement or any other agreement or contract between Executive and the Company SmartKem or any of their Affiliates, which breach (if curable) is not cured within a period of fifteen (15) days following written notice thereof from the Company or Board;

(e)Any (i) breach of (A) any fiduciary obligation or (B) covenant, agreement or duty to the Company, SmartKem or any of their Affiliates relating to confidentiality, noncompetition, nonsolicitation, nondisparagement, or proprietary rights, or (ii) breach of any obligation, covenant, agreement or duty to the Company, SmartKem or any of their Affiliates contained in Section 9 of this Agreement;

(f)Executive’s engaging in any sexual harassment or sexual misconduct of any kind;

(g)Executive’s use of alcohol or controlled substances that impairs her ability to perform her duties and responsibilities with respect to the Company, SmartKem or any of their Affiliates, or any willful or grossly negligent action or conduct by Executive that affects or could reasonably be expected to adversely affect  the Company, SmartKem or any of their Affiliates; and/or

(h)Executive’s violation in any material respect of any employment policy of the Company, which violation either is not reasonably capable of being cured, or is not cured, within fifteen (15) days immediately following notice of such violation from the Company or Board.

In the event Executive’s employment is terminated in accordance with this Section 7.1, Executive shall be entitled to receive only the Accrued Obligations (as defined in Section 7.4).  All other obligations of the Company to Executive pursuant to this Agreement shall become automatically terminated and completely extinguished.

7.2Termination Without Cause by the Company.  The Company may terminate Executive’s employment under this Agreement without Cause, which includes a non-renewal of the Term by the Company, at any time upon written notice to Executive, as set forth below.

If Executive’s employment is terminated pursuant to this Section 7.2, Executive shall, in full discharge of all of the Company’s obligations to Executive, be entitled to receive, and the Company’s sole obligation to Executive under this Agreement or otherwise shall be to pay or provide to Executive, the following:

(a)The Accrued Obligations (as defined below);

(b)Subject to Section 7.7, payments equal to  twelve (12) months (the “Severance Period”) of Executive’s Salary (at the rate in effect immediately prior to the date of termination (the “Termination Date”)), less applicable withholdings and authorized deductions, to be paid in equal installments in accordance with the Company’s customary payroll practices (the “Severance Payments”).  The Severance Payments shall commence on the first regular payroll date following Executive’s execution (and non-revocation) of the Release Agreement (as defined below);

(c)Subject to Section 7.7, and Executive's (A) timely election of, and continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and (B) continued compliance with the obligations this Agreement, continued participation in the Company's group health plan at the Company’s expense (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive's eligible dependents) for a period of six (6) months (the “COBRA Assistance”); provided, that in the event that the Executive obtains other full-time employment that offers group health benefits, such continuation of coverage by the Company under this Section 7.2(c) shall immediately cease.  Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 7.2(c) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); provided, that if the Company's group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by Executive, and, moreover, that if the Company's obligation to make payments to Executive ceases as a result of the application of this sentence, then the Company shall be obligated to pay Executive an amount in cash equal to the amount of premiums which otherwise would have been payable by the Company as set forth above; and

(d)Subject to Section 7.7, a pro-rata portion of the Annual Bonus payable for the calendar year in which such termination occurs, based on the product of (x) the Annual Bonus computed at 100% of target that would have been payable with respect to such calendar year had Executive’s employment not terminated, and (y) a fraction, the numerator of which is the number of days during such calendar year up to and including the date of termination of Executive’s employment, and the denominator of which is 365, payable on the date that the Annual Bonus for such calendar year would have been made had Executive remained employed by the Company (the “Pro-Rated Bonus”).

7.3Resignation by Executive for Good Reason by Executive.  Executive may terminate Executive’s employment under this Agreement for Good Reason (as defined below) at any time upon written notice to the Company, as set forth below.

(a)“Good Reason” means any of the following occurring without the consent of Executive: (i) a reduction in Executive’s Salary, (ii) a material breach of this Agreement by the Company, or (iii) a material diminution in Executive’s duties, authorities or responsibilities. In order for a termination to be considered for Good Reason, Executive must provide written notice to the Company of the event within thirty (30) days from the date of occurrence of the event. Upon receipt of such timely written notice, the Company shall have thirty (30) days to remedy the event, and failure to remedy the same shall entitle Executive to resign for Good Reason.

(b)If Executive’s employment is terminated pursuant to this Section 7.3, Executive shall, in full discharge of all of the Company’s obligations to Executive, be entitled to receive, and the Company’s sole obligation to Executive under this Agreement or otherwise shall be to pay or provide to Executive the Accrued Obligations and, subject to Section 7.7, the Severance Payments, the COBRA Assistance and the Pro-Rated Bonus. The Severance Payments shall commence on the first regular payroll date following Executive’s execution (and non-revocation) of the Release Agreement (as defined below).

7.4Voluntary Resignation by Executive without Good Reason.  Executive may voluntarily resign Executive’s position with the Company at any time without Good Reason, on thirty (30) days’ advance written notice to the Company, which includes a non-renewal of the Term by the Executive.  If Executive’s employment is terminated pursuant to this Section 7.4, Executive shall, in full discharge of all of the Company’s obligations to Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to Executive, the following (collectively, the “Accrued Obligations”):

(a)Executive’s earned, but unpaid, Salary through the Termination Date, payable in accordance with the Company’s standard payroll practices;

(b)Executive’s accrued, but unused, vacation (to the extent payable pursuant to, and in accordance with, the Company’s policies and applicable law);

(c)expenses reimbursable under Section 6 above incurred on or prior to the Termination Date but not yet reimbursed; and

(d)amounts or benefits (if any) that are vested amounts or vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

7.5Termination of Employment due to Executive’s death or Disability.  Executive’s employment under this Agreement shall terminate automatically upon Executive’s death.  The Company may terminate Executive’s employment under this Agreement due to Executive’s Disability at any time upon written notice.  If Executive’s employment under this Agreement terminates due to her death or Disability, Executive or Executive’s estate, as the case may be, shall receive the Accrued Obligations.  For purposes of this Agreement “Disability” shall mean Executive’s physical or mental illness, which prevents Executive from performing Executive’s material duties, with or without reasonable accommodation, for a period of (A) sixty (60) consecutive calendar days or (B) an aggregate of ninety (90) calendar days out of any consecutive six (6) month period.

7.6Termination of Employment Upon Expiration of the Term or Non-Renewal by Executive.  This Agreement shall expire as of, Executive’s employment with the Company shall terminate as of, and Executive shall only be entitled to Executive’s Salary then in effect paid through, in each case, the last day of the Term unless this Agreement is renewed or the Term is otherwise extended pursuant to a mutual agreement in writing by the Company and Executive.  On the last day of the Term (absent such mutual agreement), all other obligations of the Company to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished, except as provided in Section 9.9.

7.7Release Agreement.  In order to receive the Severance Payments, the COBRA Assistance and the Pro-Rated Bonus set forth in Section 7.2 and Section 7.3 (if eligible), Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a form as is determined acceptable to the Company in its sole and absolute discretion within sixty (60) days following the Termination Date.  Notwithstanding anything in this Agreement to the contrary, in the event any such sixty (60) day period plus the first regularly scheduled payroll date following such sixty (60) day period spans two (2) calendar years, then any Severance Payments payable hereunder will commence on the first regularly scheduled payroll date of the second (2nd) calendar year if such date is later than the date on which payment would otherwise have been made absent this proviso.

7.8Post-Termination Breach.  Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide Severance Payments, the COBRA Assistance and the Pro-Rated Bonus shall immediately cease if Executive breaches any of the provisions of this Agreement, the Release Agreement or any other agreement Executive has with the Company, SmartKem or any of their Affiliates.

7.9Removal from any Boards and Positions.  If Executive’s employment is terminated for any reason, then Executive shall be deemed to, and shall, resign (i) from any board or other governing body to which she has been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company, SmartKem or any of their Affiliates, including, but not limited to, as an officer.

8.Covenants.

8.1Confidential Information. While working for the Company, Executive may develop or acquire knowledge in Executive’s work or from the Board, officers, employees, agents or consultants of the Company of Confidential Information relating to the Company, its business or potential business or that of SmartKem or any Affiliate of SmartKem or the Company.  “Confidential Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, commission rates, loss experiences, algorithms, formulae, works of authorship, techniques, documentation, models and systems, marketing, sales and pricing techniques, designs, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client and supplier information, product development and project procedures.

With respect to Confidential Information of the Company:

(a)Executive shall use Confidential Information only in the performance of Executive’s duties for the Company. Executive shall not use Confidential Information at any time (during or after Executive’s employment with the Company) for Executive’s personal benefit, for the benefit of any other Person, or in any manner adverse to the interests of the Company, SmartKem or any of their Affiliates;

(b)Executive shall not disclose Confidential Information at any time (during or after Executive’s employment with the Company) except to authorized personnel of the Company, unless the Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Executive’s direct or indirect act or omission);

(c)Executive shall safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying and handling of documents; and

(d)Executive shall return all materials containing and/or relating to Confidential Information, together with all other property of the Company to the Company when

Executive’s employment relationship with the Company terminates or otherwise on demand and, at that time Executive shall certify to the Company, in writing and under oath, that Executive has complied with this Agreement. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company.

(e)Nothing in this Section 8.1 shall prevent the Executive from disclosing Confidential Information to any federal, state, or local agency, or from testifying truthfully to any federal, state, or local agency or before any court or other tribunal. For purposes of clarity, in initiating or making any such disclosures to a governmental agency, court, or other tribunal, Executive may disclose Confidential Information without seeking prior authorization from the Company, and is not required to notify the Company of any such reports or disclosures. Furthermore, in accordance with the federal Speak Out Act, nothing in this Section 8.1 prevents the Executive from disclosing or discussing any sexual assault or sexual harassment dispute.

8.2Inventions and Patents.  Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to Executive’s work for the Company or which relate to the Company’s, SmartKem’s or any of their Affiliates’ businesses, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Term, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to in this Agreement as “Work Product”), belong to the Company.  Executive agrees to take reasonable steps to promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Term) at the Company’s expense, to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company, at no out-of-pocket cost to Executive, in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.  Executive agrees that any such copyrightable work is work made for hire by Executive for the Company.  Executive hereby assigns to the Company, or waives if not assignable, all of Executive’s “moral rights” in and to all such Work Product, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company.  In the event that the Company is unable to secure Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Work Product, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Executive.  Notwithstanding the foregoing, “work product” does not include any information or materials that Executive creates or develops entirely on Executive’s own time and for which no equipment, supplies, facilities, intellectual property, resources, employees or Confidential Information of the Company were used, unless the information or materials (i) relate to the Company’s business, (ii) relate to the Company’s actual or anticipated research or development or (iii) result from any work performed by Executive for the Company within the scope of Executive’s employment.

8.3Non-Competition.

(a)Scope. To protect the Company’s legitimate protectable interests in, among other things, the Company’s Confidential Information, customer relationships and goodwill, Executive agrees that during the term of employment and for twelve (12) months thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, in any geographic location (a) where the Executive performed direct, substantive services for any of the Company’s customers, (b) in which the Executive provided services to Company (it being understood that such services shall be deemed to have been provided at the Company’s principal executive offices), or (c) where the Executive’s use or disclosure of Confidential Information could disadvantage the Company, become employed by, engage, invest or participate in any Competitive Business (defined below), provided, however, that Executive may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent 3%) of any class of outstanding securities of such corporations.  For purposes of this Agreement, “Competitive Business” means (a) any business engaged in the manufacturing of materials for organic thin-film transistors; or (b) any business or division or unit of a larger enterprise in which the Company is actively engaged or has taken active plans to engage during the Executive’s employment with the Company.

(b)Reasonableness of Restrictions.  Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 8 are reasonable, are necessary to protect the goodwill of the Company, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Executive.  Executive expressly acknowledges that the Company competes on a worldwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company’s trade secrets and other confidential and proprietary information.  Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities.  Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

8.4Non-Solicitation; Non-Disparagement.

(a)Non-Solicitation of Employees, Customers or Suppliers.  To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide the Executive access to its Confidential Information, customer relationships and goodwill, Executive agrees that during the Restricted Period, the Executive will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (i) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s customers, clients, members, business partners or suppliers (“Business Partners”) with whom the Executive performed direct, substantive services during his/her employment or as to whom Executive had access to Confidential Information where the Executive’s use or disclosure of Confidential Information could disadvantage the Company, or (ii) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement.  This restriction shall not apply to any Business Partner with whom the Executive can demonstrate he/she had a pre-existing relationship prior to his/her employment with the Company.

(b)Non-Disparagement.  Executive shall not, either directly or indirectly, disparage, or induce or encourage others to disparage, the reputation of the Company, its services, its products or any of its current or former Affiliates, including SmartKem or any of their respective members, officers, directors, employees, or agents. Similarly, the Company shall not, directly or indirectly, disparage, or induce or encourage others to disparage, the Executive. Nothing in this Section 8.4 shall prevent the Company or Executive from making truthful statements to any federal, state, or local agency or before any court, arbitrator, mediator, or other tribunal. Furthermore, in accordance with the federal Speak Out Act, nothing in this Section 8.4(b) prevents the Executive from disclosing or discussing any sexual assault or sexual harassment dispute.

8.5Reformation if Necessary.  To the extent permitted by applicable law, in the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 8 is unenforceable, the restrictions under this Section 8 shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

8.6Tolling of Restricted Period.  The Restricted Period shall be extended for an amount of time equal to the time period during which a court of competent jurisdiction determines that Executive was in violation of any provision of Section 8.3 or 8.4 and shall continue through any action, suit or proceedings arising out of or relating to Section 8.3 or 8.4.

8.7No Defense.  The existence or assertion of any claim of or by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 8 (collectively, the “Restrictive Covenants”).

8.8Reasonableness; Injunction.  Executive acknowledges and agrees that (i) Executive has obtained the advice of counsel in connection with this Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach of any of the Restrictive Covenants by Executive, and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company.  If Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

8.9Preserved Rights.  This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to the Company: (a) communicate or file a charge with a government agency or regulator; (b) participate in an investigation or proceeding conducted by a government agency or regulator; or (c) receive an award paid by a government agency or regulator for providing information.

8.10Cooperation.  Subject to Section 8.9 of this Agreement, in the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other Person (other than Executive) in connection with the Company or any of its Affiliates, Executive agrees to cooperate in good faith with the Company or any such Affiliate to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company or any such Affiliate in its efforts to have such injunction or other order lifted.  Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings or preparation sessions, and providing access to any books and records in Executive’s control, in each case, at the request of the Company or any of its Affiliates or any of their respective representatives.  Upon presentation of appropriate documentation, the Company shall pay or promptly reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 8.10.  In connection with any cooperation under this Section 8.10 following a termination of employment, unless Executive is receiving payment under Section 7.2 or 7.3, the Company shall pay Executive a daily fee of $1,250 for any full day (and pro-rated for partial days of service) in which Executive’s services used under this Section 8.10 are used.

9.General Provisions.

9.1Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Company and its Affiliates and Executive, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

9.2Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Executive, or in the case of a waiver, by the party against whom the waiver is to be effective.  No oral amendment or modification shall be effective under any circumstances whatsoever.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing.

9.3Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.4Governing Law.  This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all Proceedings that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware regardless of laws that might otherwise govern under any applicable conflict of laws principles.

9.5Jurisdiction.  Each party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any Proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the state and federal courts located in the State of Delaware; (ii) consents that any such Proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party hereto at its or his or her address set forth in this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with this Agreement; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.  Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

9.6WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES

ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7Remedies Cumulative.  All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

9.8Notices.  All notices or other communications hereunder shall be deemed to have been duly given and effective upon delivery if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or electronic mail; provided, that the facsimile or electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice (other than facsimile or electronic mail), to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Company, to:

SmartKem, Inc.

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester M9 8GQ

United Kingdom

Attn: Ian Jenks
Email: i.jenks@smartkem.com

with a copy to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attention: John (“Jack”) Hogoboom

E-mail: jhogoboom@lowenstein.com

If to Executive, to her at the offices of the Company with a copy to her at her home address, set forth in the records of the Company.

9.9Survival.  Notwithstanding anything herein to the contrary, each provision of this Agreement (other than Sections 1 through 6) shall survive the termination of this Agreement and termination of employment for any reason or Executive’s ceasing to provide services to the Company to the extent necessary to give effect to its terms, including, without limitation, Sections 8, 9, 10, 11, 12, and 13 of this Agreement.

9.10Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.

9.11Defend Trade Secrets Act.  Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act:  An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.  Nothing contained herein will waive, limit or affect any rights of the Company under any applicable trade secrets laws, including Defend Trade Secrets Act of 2016, which will be enforceable separate and apart from this Agreement.

9.12Assignment.  This Agreement is personal to Executive and shall not be assigned by Executive, including by operation of law or otherwise, without the prior written consent of the Company.  The Company may assign its rights under this Agreement without Executive’s consent.  Any purported assignment, hypothecation or transfer in breach of this Section 9.12 shall be null and void.

10.No Other Contracts.  Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by Executive nor the performance of Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, or agreement to which Executive is a party or by which Executive is bound.  Executive shall indemnify and hold harmless the Company against any and all claims that execution and delivery of this Agreement by Executive or Executive’s performance of her obligations hereunder constitutes a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound.

11.Code Section 409A Compliance.

11.1This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 409A of the Code”).

11.2The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

11.3Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

11.4With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.5Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by the Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

11.6Notwithstanding anything contained herein to the contrary, with respect to any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is payable upon Executive’s termination of employment (or similar phrases), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Treasury Regulation §1.409A-1(h).  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

12.Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with the subject matter hereof.

13. 280G Cutback. If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) or would not be deductible as a result of Section 280G of the Code, the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax or would cause the Parachute Payments to not be deductible.  The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or other awards that vest based on attainment of performance measures, then by reducing or eliminating accelerated vesting of stock options or other awards that vest based only on Executive’s continued service to the Company, taking the last ones scheduled to vest (absent the acceleration) first, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

SMARTKEM INC.

By:	/s/ Ian Jenks
Name: Ian Jenks
Title: Chief Executive Officer

EXECUTIVE:

By:	/s/ Barbra C. Keck
Name: Barbra C. Keck